Exhibit 99.2

Operating Metrics: Production Performance, Q1 2018

The table below presents the long term average production (LTA) for wind farms compared to actual production, including compensated curtailment:

Region	Q1 2018		Actual Results (% of LTA)	Wind Index (% of LTA) [2]
	LTA (GWh)	Production (GWh)

Eastern US	1,050	928	88%	97%
Western U.S.	581	564	97%	100%
Canada	567	586	103%	103%
Other	95	48	51%	80%
Total [1]	2,293	2,126	93%	98%

1 Amounts presented do not include production from projects from our recently completed Japan acquisition.
2 Wind Index is defined as GWh that could have been produced from actual wind, divided by GWh that could have been produced from expected wind.